CROUCH, BIERWOLF & CHISHOLM
                      Certified Public Accountants 50 West
                              Broadway, Suite 1130
                            Salt Lake City, UT 84101


April 1, 1998

CyberAmerica Corporation
Salt Lake City, Utah
Via Fax 521-2081

Dear Mr. Surber:

We are pleased to confirm our understanding of the services we are to provide for CyberAmerica Corporation and subsidiaries for the year ended December 31, 1997.

We will audit the consolidated balance sheet of as of December 31, 1997 and the related consolidated statement of income, retained earnings, and cash flows for the year then ended.

Our audit will be made in accordance with generally accepted auditing standards and will include tests of your accounting records and other procedures we consider necessary to enable us to express an unqualified opinion that your financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles. If our opinion is other than unqualified, we will fully discuss the reasons with you in advance.

Our procedures will include tests of documentary evidence supporting the transactions recorded in the accounts, tests of the physical existence of inventories by correspondence with selected customers, creditors, and banks. We will request written representations from your attorneys as part of the engagement, and they may bill you for responding to this inquiry. At the conclusion of our audit, we will also request certain written representations from you about the financial statements and related matters.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; therefore, our audit will involve judgement about the number of transactions to be examined and the areas to be tested. Also, we will plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. However, because of the concept of reasonable assurance and because we will not perform a detailed examination of all transactions, there is a risk that material errors, irregularities, or illegal acts, including fraud or defalcations, may exist and not be detected by us. We will advise you, however, of any matters of theat nature that come to our attention. Our responsibility as auditors is limited to the period covered by our audit and does not extend to any later periods for which we are not engaged as auditors.

We understand that you will provide us with the basic information required for our audit and


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that you are responsible for the accuracy and completeness of that information.
We will advise you about appropriate accounting principles and their application and will assist in the preparation of your financial statements, but the responsibility for the financial statements remains with you. This responsibility includes the maintenance of adequate records and related internal control policies and procedures, the selection and application of accounting principles, and the safeguarding of assets.

Our audit is not specifically designed and cannot be relied on to disclose reportable conditions, that is, significant deficiencies in the design or operation of the internal control structure, However, during the audit, if we become aware of such reportable conditions or ways that we believe management practices can be improved, we will communicate them to you in a separate letter.

Our fees for these services will be based on the actual time spent at our standard hourly rates, plus out-of-pocket costs such as report production, typing, postage, travel, long-distance telephone, etc. Based on our preliminary estimates, and conversations, we estimate the fee to be $10,000 plus out-of-pocket costs. This estimate is based on anticipated cooperation from you and your advisors and the assumption that unexpected circumstances will not be encountered during the audit. We are also assuming that all material transactions can be adequately documented and that the necessary documentation is available. If significant additional time is necessary, we will discuss it with you and arrive at a new fee estimate before we incur the additional costs. We require a $5,000 retainer.

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sigh the enclosed copy and return it to us, and this letter will continue in effect until canceled by either party.

Very truly yours,


Crouch, Bierwolf & Chisholm

RESPONSE:
This letter correctly sets forth the understanding of CyberAmerica Corporation.

Officer signature: __/s/ Richard Surber____________________
Title: ______________President ____________________________
Date: _______________April 3, 1998_________________________